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                                                                 Exhibit 10-I(1)
                                                                        10/28/92

                                DANA CORPORATION

                          DIRECTOR DEFERRED FEE PLAN


                                1.  Introduction

              This Director Deferred Fee Plan is designed to provide Directors of the Corporation with the opportunity to defer to a future date the receipt of their compensation as Directors.

              Each Director may elect to have any portion or all of his Fees as a Director deferred by filing a written election with the Corporation prior to January 1 of each Year for which deferral is to be made.


                                2.  Definitions

              The following words and phrases shall have the meanings set forth below:

         (A) "Accounts" shall mean a Director's Stock Account and Interest Equivalent Account.

         (B) "Committee" shall mean the Advisory Committee of the Board of Directors of the Corporation.

         (C)  "Corporation" shall mean the Dana Corporation.

         (D) "Director" shall mean a member of the Board of Directors of the Corporation.

         (E) "Fees" shall mean any retainer fees or meeting fees which a Director



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              receives or is entitled to receive as a Director of the
              Corporation. "Fees" shall also include fees that accrue on account of service on any committee of the Board of Directors and fees that are payable for services over and above those normally expected from Directors and performed at the request of the Chairman of the Board of Directors.

         (F)  "Plan" shall mean the Dana Corporation Director Deferred Fee Plan.

         (G)  "Year" shall mean a calendar year.


                            3.  Director's Accounts

         At the time a Director elects to defer Fees, he shall also designate whether such deferred Fees are to be credited to a Stock Account, an Interest Equivalent Account, or to a combination of both Accounts.

         A.   Stock Account

                 For each Director who determines that all or a portion of his deferred Fees should be converted into Units equal to shares of the Corporation's common stock, the Corporation shall establish a Stock Account for that Director and shall credit that Account with any Fees deferred at the time payment would have otherwise been made to the Director. Any accrued dollar balance in such Account shall be converted four times each Year, effective March 31, June 30, September 30, and December 31, into a number of Units equal to the maximum number of whole shares of the Corporation's common stock which could have been purchased with the dollar amount credited to the Account, assuming a purchase price per share equal to the average of the last reported daily sales prices for shares of such common stock on the New York Stock Exchange-Composite Transactions on each


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         trading day during the last full month preceding the date of conversion, and the dollar amount then credited to such Account shall be appropriately reduced. Any dollar amount not credited to the Stock Account of a Director as whole Units shall be accrued as a dollar balance in that Account.

                 When cash dividends are declared and paid on the Corporation's common stock, the Stock Account of each Director shall be credited as of the dividend payment date with an amount equal to the cash which would have been paid if each Unit in such Account, as of the dividend record date, had been one share of the Corporation's outstanding common stock.

                 If the Corporation increases or decreases the number of shares of its outstanding common stock as a result of a stock dividend, stock split, or stock combination, a corresponding proportionate adjustment shall be made in the number of Units then credited to each Director's Stock Account.

                 Each Director may convert 25%, 50%, 75% or 100% of the Units credited to his Stock Account as of April 30, 1991 into an equivalent dollar balance in the Interest Equivalent Account. These election(s) can be made at any time before or after retirement, provided that the election is made prior to the second anniversary of his retirement or termination of service as a Director and it shall be effective on the day the election is received by the Corporation. Each Director shall also have the right to convert 25%, 50%, 75% or 100% of the Units credited to his Stock Account after April 30, 1991 into an equivalent dollar balance in the Interest Equivalent Account. These election(s) to convert post-April 30, 1991 Units shall


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         be made during the period that commences on the first day of the seventh calendar month following the Director's retirement or termination of service and ends on the second anniversary of his retirement or termination of service. Any such election shall be effective on the day the election is received by the Corporation. Any election made under this paragraph shall be given in writing to the Chief Financial Officer of the Corporation. For valuation purposes, each Unit so converted shall have an assumed value equal to the average of the last reported daily sales prices for shares of the Corporation's common stock on the New York Stock Exchange-Composite Transactions on each trading day during the last full calendar month preceding the effective date of conversion, and the Units credited to such Stock Account shall be reduced by the number of Units so converted.

                 In the event a Director dies prior to the latest date on which he could have made an election to convert Units into Interest Equivalent amounts, as provided above, without having made such an election, his spouse (or in the event the spouse has predeceased him, his estate), shall be permitted to make such an election within the same period during which the election would have been available to the Director had he lived. Units which the spouse or estate elect to convert shall be valued according to the formula described in this
         Section 3A.

         B.   Interest Equivalent Account

                 A Director may also elect to have all or a portion of his deferred Fees credited to an Interest Equivalent Account established for him by the Corporation. Any accrued dollar balance in such Account shall be credited four times each Year,


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         effective March 31, June 30, September 30 and December 31, with amounts equivalent to interest. Amounts credited to a Director's Interest Equivalent Account, including amounts equivalent to interest, shall continue to accrue amounts equivalent to interest until distributed in accordance with Section 4.

                 The rate of interest credited to funds allocated to a Director's Interest Equivalent Account during any given Year shall be the quoted and published interest rate for prime commercial loans by Chemical Bank, or its successor, on the last business day of the immediately preceding Year.

         No person shall, by virtue of his participation in the Plan, have or acquire any interest whatsoever in property or assets of the Corporation or in any share of the Corporation's common stock, or have or acquire any rights whatsoever as a stockholder of the Corporation.

         Following a Director's death, retirement from the Board of Directors, or termination of service as a Director, amounts held in his Accounts will be distributed in accordance with Section 4.


                         4.  Distributions to Directors

         Prior to the time a Director who has elected to defer Fees under the Plan retires from the Board of Directors, or his services are terminated as a Director, the Committee shall establish a distribution schedule specifying (i) that distributions be made to the Director out of his Accounts in a specified number of annual installments (not exceeding


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10), with the first distribution to be made at the sole discretion of the
Committee, either (a) in the month following retirement, termination of services, or the effective date of any post-retirement election to convert Units pursuant to Section 3A, or (b) in January of the first, second, or third year following retirement or termination of services (all subsequent distributions shall be made in January), and (ii) the proportion which each such installment shall bear to the dollar amount or Units credited to his Accounts at the time of distribution of such installment, subject to adjustment to the next higher whole Unit in the case of distributions from the Stock Account.

         In the event of the death of a Director either before or after retirement or termination of services, the amount then credited to his Accounts shall be paid in cash in such manner as the Committee may determine regardless of the manner in which such payments would have been made to the Director had he lived.

         Each distribution in respect of a Director's Accounts shall be made in cash. To the extent that a distribution is to be made from a Director's Stock Account, the value of each Unit in that Account shall be deemed to be equal to the average of the last reported daily sales prices for shares of the Corporation's common stock on the New York Stock Exchange-Composite Transactions on each trading day during the calendar month preceding the month of making such payment. Following a distribution from a Director's Stock Account, the Units credited to such Stock Account shall be reduced by the number of


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Units equal in value to the cash distributed. To the extent that a cash distribution is made from a Director's Interest Equivalent Account, a corresponding reduction in the balance of that Account will be made.

         All distributions under the Plan shall be made to the Director, except that in the event of the death of a Director, distributions shall be made to such person or persons as such Director shall have designated by written notice to the Committee prior to his death. In the event the designated beneficiary fails to survive the Director, or if the Director fails to designate a beneficiary in writing, the Corporation shall distribute the balance in the Director's Accounts to the legal representative of such deceased Director.

         Anything in this Section 4 or elsewhere in the Plan to the contrary notwithstanding, in the event of a Change in Control of the Corporation there shall promptly be paid to each Director and each former Director, who had deferred Fees under the Plan, a lump sum cash amount equal to all amounts and Units credited to his Stock Account and his Interest Equivalent Account as of April 30, 1991. For purposes of converting any Units in the Stock Account into a cash equivalent, the value of the Units credited to a Director's Stock Account as of April 30, 1991 shall be deemed to be the higher of (a) the average of the reported closing prices of the Corporation's common stock, as reported on the New York Stock Exchange-Composite Transactions, for the last trading day prior to the Change in Control of the Corporation and for the last trading day of each of the two preceding thirty-day periods, and (b) in the event that a Change in Control of the Corporation shall have taken place as the result of a tender or exchange offer, an amount equal to the per share consideration paid for a majority of the common stock of the Corporation acquired in the course of such tender or exchange offer. For purposes of this paragraph, "Change in Control of the Corporation" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A



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promulgated under the Securities Exchange Act of 1934 as in effect on the effective date of this Plan; provided that, without limitation, such a change in control shall be deemed to have occurred if and when (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of
1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding securities or (b) during any period of twenty-four (24) consecutive months, commencing before or after the effective date of this Plan, individuals who at the beginning of such twenty-four month period were directors of the Corporation cease for any reason to constitute at least a majority of the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Section 4 or elsewhere in this Plan, the term "person" referred to in clause (a) above in the next preceding sentence shall not include within its meaning, and shall not be deemed to include for any purpose of this Plan, any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation.


                         5.  Non-Assignment of Interest

         No interest in any undistributed Unit or Interest Equivalent Account amount shall be transferable or assignable by any Director, and any purported transfer or assignment of any such interest, and any purported lien on or pledge of any such interest, made or created by any Director, shall be void and of no force or effect as against the Corporation. Any payment due under this Plan shall not in any manner be subject to the debts or liabilities of any Director or beneficiary. Units will represent shares of the Corporation's common


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stock for accounting purposes only, and shall not be convertible to, or considered to be, actual shares of stock for any reason.


             6.  Amendment, Termination and Interpretation of Plan

         The Board of Directors of the Corporation shall have the right at any time, and from time to time, to modify, amend, suspend or terminate the Plan; provided, however, that no such action shall be taken which would affect Fees deferred prior to the action taken without the consent of the Director (or his personal representative) who elected deferral of the Fees.

         The Committee shall have the power to interpret the Plan and to decide any and all matters arising hereunder, including but not limited to the right to remedy possible ambiguities, inconsistencies or omissions by general rule or particular decision; provided, that all such interpretations and decisions shall be applied in a uniform and nondiscriminatory manner to all participants similarly situated. In addition, any interpretations and decisions made by the Committee shall be final, conclusive and binding upon all persons who have or who claim to have any interest in or under the Plan.


                                7.  Information

         Each person entitled to receive a payment under this Plan, whether a Director, a duly designated beneficiary of a Director, a guardian or otherwise, shall provide the Committee with such information as it may from time to time deem necessary or in its best interests in administering the Plan. Any such person shall also furnish the Committee with such documents, evidence, data or other information as the Committee may from time to time deem necessary or advisable.


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                               8.  Governing Law

         The Plan shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of Ohio, without giving effect to the principles of conflicts of laws thereof.


                               9.  Effective Date

         This Dana Corporation Director Deferred Fee Plan, as amended, became effective on February 18, 1985. It has since been amended, and was last amended, effective May 1, 1991, to read as set forth above.


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